Exhibit 99.1

McCORMICK EXCEEDS GOALS FOR SALES AND PROFIT GROWTH IN 2007; PROVIDES OUTLOOK FOR 2008

•                  Increased sales 7% during 2007. Sales for both the consumer and industrial business rose 7%.

•                  Reported earnings per share of $1.73.  On a comparable basis, excluding restructuring charges, earnings per share increased 12% to $1.92.

•                  For fiscal year 2008, expect to grow sales 4 to 6% and increase earnings per share 8 to 10% on a comparable basis.

SPARKS, MD, JANUARY 23 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported results for the fourth quarter and fiscal year ended November 30, 2007.  For fiscal year 2007, earnings per share were $1.73 compared to $1.50 in 2006.  On a comparable basis, excluding restructuring activities, the Company increased earnings per share 12% to $1.92 in 2007, compared to earnings per share of $1.72 in 2006.

Alan D. Wilson, President and CEO, commented, “We exceeded our goals for sales and profit growth in 2007 with strong contributions from both the consumer and industrial businesses.  Sales growth of 7% exceeded our 4 to 6% objective for 2007 with the benefit of favorable foreign exchange rates and higher pricing.  Success with new products, revitalization efforts, marketing programs and our acquisition strategy drove an additional portion of the increase.

“During 2007 we made great progress with our restructuring program.  Since the program began we have realized $45 million in annual savings and are on-track to reach up to $55 million by the end of the program in 2008.  This is an outstanding achievement which is ahead of our original $50 million goal, and a reflection of the planning, focus and effort of employees throughout McCormick.  In 2007, these significant cost reductions as well as pricing actions partially offset steep increases in the cost of several raw materials including pepper, wheat, soy oil and cheese.

“We increased earnings per share 12% from 2006 on a comparable basis, well ahead of our initial 8 to 10% goal for 2007.  Sales growth, cost reductions, improved performance by our joint ventures and lower shares outstanding each contributed to an outstanding increase in our profits.  In November we announced a 10% increase in the quarterly dividend per share.”

Fiscal year results

For the fiscal year, the Company increased sales 7% from 2006.  In local currency the increase was 4%.  Pricing actions to offset higher material costs and favorable product mix drove much of the increase.  Sales volumes in international markets were particularly strong with a double-digit increase of industrial business sales in both Europe and the Asia/Pacific region.  In the U.S., higher sales volume in the consumer business was driven by incremental sales from the Simply Asia Foods business acquired in June of 2006, and strong growth of Hispanic items, gourmet products and grinders, offset in part by reduced sales to warehouse clubs.  While the U.S. industrial business achieved increased sales to food manufacturers, sales to food service customers declined as a result of weakness in the restaurant industry.  Globally, sales volume was also affected by an ongoing strategy to reduce low margin business, which reduced Company sales 1% in 2007.

Following a 1.0 percentage point increase in 2006, gross profit margin declined 0.1 percentage points in 2007.  On a comparable basis, excluding the impact of restructuring charges, gross profit margin declined 0.5 percentage points in 2007.  While the Company realized incremental cost reductions from its restructuring program, these savings along with pricing actions did not fully offset the gross profit margin impact of higher raw material costs.  As a percentage of net sales, selling, general and administrative expenses were 27.7% in 2007 compared to 28.4% in 2006.  This reduction was mainly due to cost savings related to the Company’s restructuring program.  This benefit was a primary factor in increased operating income margin which rose 2.2 percentage points in 2007.  Excluding the impact of restructuring charges, operating income margin increased 0.3 percentage points.

Earnings per share in 2007 were $1.73 compared to $1.50 in 2006.  Activities related to the Company’s restructuring program reduced earnings per share in 2007 and 2006.  Excluding the impact of these restructuring activities, earnings per share rose 12% or $0.20 from 2006.  Higher sales and operating income margin added $0.18 to earnings per share.  Earnings per share were further increased by income from unconsolidated operations and minority interest which added $0.03, and a 2% reduction in diluted shares outstanding which added $0.03.  The net impact of higher interest expense and interest income lowered earnings per share by $0.03, with a further reduction of $0.01 primarily from the tax rate in 2007 versus 2006.

During 2007, the Company used cash from operations and increased debt to fund $157 million of share repurchases, $104 million of dividend payments and $77 million of net capital expenditures.

Fourth quarter results

For the fourth quarter of 2007, the Company increased sales 7% over the comparable period of 2006.  In local currency the increase was 3%, which was due to pricing actions and favorable product mix.  While volume gains in international markets were particularly strong, early shipments of U.S. holiday products in the third quarter of 2007 reduced sales in the fourth quarter of 2007 by an estimated 1%.  Volume was also affected by the impact of restaurant industry weakness on the U.S. industrial business.

In the fourth quarter, the Company continued to be impacted by higher commodity costs which were only partially offset by cost reductions and pricing actions.  Gross profit margin in the fourth quarter of 2007 was 43.2% compared to 44.3% in the prior year, a decline of 1.1 percentage points.  On a comparable basis, excluding the impact of restructuring charges, gross profit margin declined 1.7 percentage points in the fourth quarter.  Toward the end of fiscal year 2007 and in early fiscal year 2008, pricing actions were taken and are underway in both the consumer and industrial businesses to offset increased commodity costs, a rise in packaging costs and higher energy costs.

Fourth quarter earnings per share were $0.67 compared to $0.62 in the fourth quarter of 2006.  Activities related to the Company’s restructuring program reduced earnings per share in the fourth quarter of 2007 and 2006.  Excluding this impact, the increase over the fourth quarter of 2006 was $0.03.  During the quarter higher sales and cost reductions, net of unfavorable raw material costs contributed $0.01 to earnings per share.  Increased income from unconsolidated operations and lower shares outstanding each added another $0.02, offset by unfavorable impacts of $0.01 from a higher tax rate and $0.01 from increased interest expense.

Financial outlook

Mr. Wilson continued, “Looking ahead to 2008, we expect another year of solid sales and profit growth.  Our new product line-up includes innovative products like flavored pepper and “Crusting Blends” in the U.S. and in Europe, the expansion of our successful “Toppers” range into additional markets as well as the introduction of premium products in new packaging formats.  For industrial customers we are working on a number of new products with particular interest in products that promote health and wellness.  We continue to revitalize our core brands in key markets with new merchandising systems and more effective marketing.  In the U.S. we have reset over 8,500 stores with new gravity-fed, easier to shop merchandising systems, and expect to reach our goal of 12,000 to14,000 stores by the end of 2008.  Acquisitions are a key component of our growth strategy and the agreement to acquire Lawry’s, which is currently undergoing regulatory approval, is the latest example of progress with this strategy.  At this point, we have moved to the second request phase of the regulatory review process and we are continuing to work diligently with the regulatory agency to obtain clearance.

“In 2008, the last year of our restructuring program, we expect to achieve up to $10 million of additional cost reductions.  We are pursuing a number of supply chain initiatives to realize further expense savings as well as reductions in inventory.  These savings, along with price increases in both our consumer and industrial business and a favorable business mix, should help offset the anticipated unfavorable impact of raw material, packaging material and energy increases in 2008.”

On a comparable basis, excluding restructuring activities, the Company expects to increase 2008 earnings per share 8 to 10%.  Sales are expected to grow 4 to 6% with new product introductions, revitalization of core brands, price increases and in the first part of 2008, favorable foreign exchange rates.  This sales goal is net of reductions from the elimination of lower margin products, which is part of the Company’s restructuring program.  The Company projects a gross profit margin increase of approximately 0.25 percentage points on a comparable basis with 2007, excluding restructuring charges.  Including estimated restructuring charges of $0.10, earnings per share for 2008 are projected to be in the range of $1.97 to $2.01.  The impact of the Lawry’s acquisition will not be included in the Company’s projections until the transaction is completed.

Business Segment Results

Consumer Business
(in thousands)	Three Months Ended		Twelve Months Ended
	11/30/07	11/30/06	11/30/07	11/30/06
Net sales	$536,594	$504,531	$1,671,299	$1,556,408
Operating income	120,006	106,629	290,080	220,867
Operating income excluding restructuring charges	130,082	122,286	313,925	277,977

For fiscal year 2007, the Company grew consumer business sales 7% compared to 2006, with an increase of 4% in local currency.  The increase was driven by favorable pricing and product mix, the acquisition of Simply Asia Foods and volume from brand revitalization, effective marketing programs and new products.  Consumer sales in the Americas rose 6% from 2006.  Together, favorable foreign exchange rates and incremental sales from Simply Asia Foods added 3% to sales.  Pricing on certain items such as pepper and favorable product mix further increased sales.  Higher volumes of Hispanic items, the expanded organic line, grinders and seafood items were offset by lower volumes on other items including pepper and warehouse club products.  In Europe, consumer sales rose 11% from 2006, or 2% in local currency, due primarily to pricing actions and volume increases in the U.K. and France.  During the first three quarters of 2007, sales growth was offset in part by the impact of a competitive situation in The Netherlands and the Company’s action to close its business in Finland which both occurred in 2006.  In the Asia/Pacific region, the Company increased consumer sales 12%, and in local currency, 4%.  Sales in China rose 20% in local currency offset by lower sales performance in Australia.

For the consumer business, 2007 operating income, excluding restructuring charges, was $314 million compared to $278 million in 2006.  Operating income margin rose to 18.8% from 17.9% in 2006 as a result of cost savings from the Company’s restructuring program and a more favorable business mix, especially in Europe.

For the fourth quarter, the Company grew consumer sales 6% compared to the prior year, and in local currency, the increase was 3%.  The early shipment of U.S. holiday products in the third quarter reduced fourth quarter sales by 2%.  Sales in the Americas rose 2% from 2006, or 1% in local currency, due primarily to increased pricing and favorable product mix.  The impact of the earlier shipments reduced fourth quarter sales volume in this region by 3%.  During the quarter, increased volume of Hispanic items and the organic line of products were offset by lower volumes of pepper and warehouse club products, and the elimination of several underperforming items.  Consumer sales in Europe rose 19%, or 8% in local currency, versus 2006 with increases in its two largest markets, the U.K. and France.  In the Asia/Pacific region, the Company increased consumer sales 16%, and in local currency the increase was 3%.  Consumer business operating income in the fourth quarter of 2007, excluding restructuring charges, rose to $130 million from $122 million in 2006.  This increase was at the same pace as the increase in fourth quarter sales.

Industrial Business
(in thousands)	Three Months Ended		Twelve Months Ended
	11/30/07	11/30/06	11/30/07	11/30/06
Net sales	$323,494	$299,183	$1,244,870	$1,160,008
Operating income	12,036	19,828	64,108	48,747
Operating income excluding restructuring charges	16,713	22,635	74,278	75,743

For fiscal year 2007, the Company grew sales of the industrial business 7% compared to the prior year, with a 5% increase in local currency.  The increase was driven primarily by higher pricing to reflect the increased costs of pepper as well as certain commodities including cheese, soybean oil and flour.  The elimination of low margin business reduced 2007 sales by 2%.  In the Americas, industrial sales rose 2%, from 2006, or 1% in local currency.  The elimination of low margin business in this region also reduced sales 2%.  An increase of 3% was primarily due to price increases.  During 2007, new products and other sales gains with food manufacturers were offset by weakness in the restaurant industry.  In Europe, the Company increased industrial sales 20% from 2006, or 11% in local currency, with increases in snack seasonings and products sold to quick service restaurants.  The elimination of low margin business reduced sales by 2% during the year.  Sales in the Asia/Pacific region increased 26%, or 18% in local currency, led by rapid expansion of industrial business, especially in China.

For the industrial business, fiscal year 2007 operating income, excluding restructuring charges, was $74 million compared to $76 million in 2006.  Although the Company realized cost savings from its restructuring program in 2007, higher commodity costs had a significant impact.  Toward the end of 2007, pricing actions had been implemented to offset much of the cost increase.

For the fourth quarter, similar factors affected industrial sales in each region.  In total, the Company grew industrial sales 8% compared to the fourth quarter of 2006, and in local currency the increase was 4%.  The elimination of low margin business reduced sales 1% during this period.  Sales in the Americas rose 3%, or 2% in local currency, from the comparable period for the prior year.  During the fourth quarter, the elimination of low margin business reduced sales 1% in this region.  Industrial sales in Europe rose 20% from the fourth quarter of 2006, and in local currency the increase was 11%.  The elimination of low margin business reduced sales in this region 1%.  In the Asia/Pacific region, the Company increased sales 19%, or 9% in local currency.  Fourth quarter operating income excluding restructuring charges was $17 million compared to $23 million in 2006.  During this period, the benefit of restructuring savings and pricing actions did not keep pace with a steep increase in commodity costs, resulting in a decline in operating income.  Toward the end of 2007, pricing actions had been implemented to offset much of the cost increase.

Non-GAAP Financial Measures

The pro forma information excluding restructuring activities in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  Management believes the pro forma information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects.  This information is also used by management to measure the profitability of our on-going operations.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to a restructuring program in 2007 and 2006.

(in thousands except per share data)	Three Months Ended		Twelve Months Ended
	11/30/07	11/30/06	11/30/07	11/30/06
Net income	$87,594	$83,071	$230,096	$202,171
Impact of restructuring activities(a)	10,139	13,101	24,215	30,310
Pro forma net income	$97,733	$96,172	$254,311	$232,481

	Three Months Ended		Twelve Months Ended
	11/30/07	11/30/06	11/30/07	11/30/06
Earnings per share - diluted	$0.67	$0.62	$1.73	$1.50
Impact of restructuring activities	0.08	0.10	0.18	0.22
Pro forma earnings per share – diluted	$0.75	$0.72	$1.92 (b)	$1.72
% increase versus prior period	4.2%		11.6%

(a) The impact of restructuring activity on net income includes:

Restructuring charges included in Cost of good sold	$(701)	$(5,303)	$(3,315)	$(11,729)
Restructuring charges	(14,053)	(13,159)	(30,701)	(72,378)
Tax impact included in Income taxes	4,615	5,336	10,612	26,991
Gain/(Loss) on sale of unconsolidated operation	—	25	(811)	26,806
	$(10,139)	$(13,101)	$(24,215)	$30,310)

(b) Does not add due to rounding.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 10:00 a.m. ET.  The conference call will be webcast live via the McCormick web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  Actual results could differ materially from those projected in the forward-looking statements.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications:	Investor Relations:
John McCormick	Joyce Brooks
(410) 771-7110	(410) 771-7244
john_mccormick@mccormick.com	joyce_brooks@mccormick.com

1/2008

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In thousands except per-share data; for periods ending November 30)

	Three Months Ended		Twelve Months Ended
	2007	2006	2007	2006
Net sales	$860,088	$803,714	$2,916,169	$2,716,416
Cost of goods sold	488,805	448,068	1,724,405	1,601,843
Gross profit	371,283	355,646	1,191,764	1,114,573
Gross profit margin	43.2%	44.3%	40.9%	41.0%
Selling, general and administrative expense	225,188	216,030	806,875	772,581
Restructuring charges	14,053	13,159	30,701	72,378
Operating income	132,042	126,457	354,188	269,614
Interest expense	15,686	14,459	60,576	53,693
Other income, net	(2,307)	(2,152)	(8,789)	(7,152)
Income from consolidated operations before income taxes	118,663	114,150	302,401	223,073
Income taxes	36,289	33,988	92,233	64,727
Net income from consolidated operations	82,374	80,162	210,168	158,346
Income from unconsolidated operations	5,177	3,419	21,369	19,861
Gain / (Loss) on sale of unconsolidated operations	—	25	(811)	26,806
Minority interest	43	(535)	(630)	(2,842)
Net income	$87,594	$83,071	$230,096	$202,171

Earnings per common share - basic	$0.69	$0.64	$1.78	$1.53
Earnings per common share - diluted	$0.67	$0.62	$1.73	$1.50

Average shares outstanding - basic	127,601	130,774	129,287	131,760
Average shares outstanding - diluted	130,783	134,384	132,725	134,957

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet

(In thousands; for periods ending November 30)

	2007	2006
Assets
Current assets
Cash and cash equivalents	$45,876	$49,043
Receivables, net	456,541	379,063
Inventories	430,162	405,727
Prepaid expenses and other current assets	50,508	65,626
Total current assets	983,087	899,459
Property, plant and equipment, net	487,612	469,464
Goodwill, net	879,543	803,823
Intangible assets, net	207,515	193,570
Prepaid allowances	39,256	45,494
Investments and other assets	190,438	156,152
Total assets	$2,787,451	$2,567,962

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$149,635	$81,408
Trade accounts payable	243,300	224,361
Other accrued liabilities	468,372	474,770
Total current liabilities	861,307	780,539
Long-term debt	573,473	569,591
Other long-term liabilities	257,672	281,001
Total liabilities	1,692,452	1,631,131
Minority interest	9,852	3,555
Shareholders’ equity
Common stock	501,072	444,283
Retained earnings	323,780	348,681
Accumulated other comprehensive income	260,295	140,312
Total shareholders’ equity	1,085,147	933,276
Total liabilities and shareholders’ equity	$2,787,451	$2,567,962

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement

(In thousands; for periods ending November 30)

	Twelve Months Ended
	2007	2006
Cash flows from operating activities
Net income	$230,096	$202,171
Adjustments to reconcile net income to net
cash flow from operating activities:
Depreciation and amortization	82,617	84,316
Stock based compensation	21,376	24,902
Loss / (Gain) on sale of unconsolidated operation	811	(26,806)
Income from unconsolidated operations	(21,369)	(19,861)
Changes in operating assets and liabilities	(108,527)	27,670
Dividends from unconsolidated affiliates	19,452	18,405
Net cash flow from operating activities	224,456	310,797

Cash flows from investing activities
Acquisitions of businesses	(15,943)	(102,616)
Capital expenditures	(78,453)	(84,761)
Proceeds from redemption of unconsolidated operation	—	9,236
Proceeds from sale of property, plant and equipment	1,611	6,138
Net cash flow from investing activities	(92,785)	(172,003)

Cash flows from financing activities
Short-term borrowings, net	65,983	(24,828)
Long-term debt borrowings	—	299,666
Long-term debt repayments	(552)	(197,705)
Proceeds from exercised stock options	42,999	46,548
Common stock acquired by purchase	(156,966)	(155,928)
Dividends paid	(103,604)	(94,976)
Net cash flow from financing activities	(152,140)	(127,223)

Effect of exchange rate changes on cash and
cash equivalents	17,302	7,209
Increase/(decrease) in cash and cash equivalents	(3,167)	18,780
Cash and cash equivalents at beginning of period	49,043	30,263

Cash and cash equivalents at end of period	$45,876	$49,043